Exhibit 3.2

CR-133890

Certificate Of Incorporation

I, D. EVADNE EBANKS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

CSN ISLANDS IX CORP.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 17th day of March Two Thousand Four

Given under my hand and Seal at George Town in the Island of Grand Cayman this 17th day of March Two Thousand Four

D. EVADNE EBANKS

Assistant Registrar of Companies,

Cayman Islands, B.W.I.